DSI REALTY INCOME FUND VIII
                     (A California Real Estate Limited Partnership)



BALANCE SHEETS(UNAUDITED)
SEPTEMBER 30, 2000 AND DECEMBER 31, 1999

                                       September 30,      December 31,
                                            2000             1999
ASSETS

CASH AND CASH EQUIVALENTS                $  721,346       $  483,308
PROPERTY, Net                             2,108,238        2,460,088
INVESTMENT IN REAL ESTATE
  JOINT VENTURE                             181,012          222,444
OTHER ASSETS                                 44,013           44,013

TOTAL                                    $3,054,609       $3,209,853

LIABILITIES AND PARTNERS' EQUITY (DEFICIT)

LIABILITIES                              $  637,645       $  603,707

PARTNERS' EQUITY (DEFICIT):
     General Partners                       (83,615)         (81,721)
     Limited Partners                     2,500,279        2,687,867

  Total partners' equity                  2,416,664        2,606,146

TOTAL                                    $3,054,609       $3,209,853

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

                                       September 30,    September 30,
                                           2000             1999
REVENUES:
Rental income                            $  565,527       $  503,289
Interest                                      1,917            1,346
     Total revenues                         567,444          504,635

EXPENSES:

Operating                                   332,560          276,936
General and administrative                   42,426           45,000
     Total expenses                         374,986          321,936

INCOME BEFORE EQUITY IN INCOME
   OF REAL ESTATE JOINT VENTURE             192,458          182,699
EQUITY IN INCOME OF
   REAL ESTATE JOINT VENTURE                 29,487           32,377

NET INCOME                               $  221,945       $  215,076


AGGREGATE NET INCOME ALLOCATED TO:
    Limited partners                     $  219,726       $  212,925
    General partners                          2,219            2,151

TOTAL                                    $  221,945       $  215,076

NET INCOME PER LIMITED
   PARTNERSHIP UNIT                      $     9.16       $     8.87


LIMITED PARTNERSHIP UNITS
   USED IN PER UNIT CALCULATION              24,000           24,000

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999


                                      September 30,     September 30,
                                           2000             1999


REVENUES:

Rental income                          $1,607,293       $1,469,577
Interest                                    5,207            4,298
Total revenues                          1,612,500        1,473,875

EXPENSES:
Operating                                 904,034          841,638
General and administrative                167,635          157,918
Total expenses                          1,071,669          999,556

INCOME BEFORE EQUITY IN INCOME
OF REAL ESTATE JOINT VENTURE              540,831          474,319

EQUITY IN INCOME OF REAL
ESTATE JOINT VENTURE                       87,868           87,602

NET INCOME                               $628,699         $561,921


AGGREGATE NET INCOME ALLOCATED TO:
Limited Partners                          622,412          556,302
General Partners                            6,287            5,619

TOTAL                                     628,669          561,921

NET INCOME PER LIMITED
PARTNERSHIP UNIT                           $25.93           $23.18

LIMITED PARTNERSHIP UNITS
USED IN PER UNIT CALCULATION               24,000           24,000

See accompanying notes to financial statements(unaudited).

STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

                                      GENERAL        LIMITED
                                      PARTNERS       PARTNERS       TOTAL

BALANCE AT JANUARY 1, 1999            ($77,150)     $3,140,323   $3,063,173

NET INCOME                               5,619         556,302      561,921
DISTRIBUTIONS                           (8,181)       (810,000)    (818,181)

BALANCE AT SEPTEMBER 30, 1999         ($79,712)     $2,886,625   $2,806,913

BALANCE AT JANUARY 1, 2000            ($81,721)     $2,687,867   $2,606,146

NET INCOME                               6,287         622,412      628,699
DISTRIBUTIONS                           (8,181)       (810,000)    (818,181)

BALANCE AT SEPTEMBER 30, 2000         ($83,615)     $2,500,279   $2,416,664


See accompanying notes to consolidated financial statements(unaudited).

STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

                                    September 30,     September 30,
                                        2000              1999

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                             $ 628,699        $561,921

Adjustments to reconcile net
   income to net cash provided
   by operating activities:

     Depreciation                        351,850         351,850
     Equity in earnings of
       real estate joint venture         (87,868)        (87,602)
     Distributions from
       real estate joint venture         129,300         110,700

     Changes in assets and
      	liabilities:

     Increase in other assets                  0          (1,659)
     Increase in liabilities              34,238          64,375

Net cash provided by
  operating activities                 1,056,219         999,585

CASH FLOWS FROM INVESTING ACTIVITIES -

     Additions to property                               (14,774)

CASH FLOWS FROM FINANCING ACTIVITIES -

     Distributions to partners          (818,181)       (818,181)

NET INCREASE IN CASH AND
   CASH EQUIVALENTS                      238,038         166,630

CASH AND CASH EQUIVALENTS:

     At beginning of period              483,308         458,025
     At end of period                  $ 721,346       $ 624,655


See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND VIII
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1.   GENERAL

DSI Realty Income Fund VIII (the "Partnership"), a limited partnership, has two general partners (DSI Properties, Inc., and Diversified Investors Agency) and limited partners owning 24,000 limited partnership units. The Partnership was formed under the California Uniform Limited Partnership
Act for the primary purpose of acquiring and operating real estate.

The accompanying financial information as of September 30, 2000, and for the periods ended September 30, 2000, and 1999 is unaudited. Such financial information includes all adjustments considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

The Partnership owns five mini-storage facilities located in Stockton, Pittsburg, El Centro, Lompoc and Huntington Beach, California. The total cost of property and accumulated depreciation at September 30, 2000, is as follows:

        Land                                 $  2,287,427
        Buildings and improvements              7,100,557
        Equipment                                  22,831
        Total                                   9,410,815
        Less: Accumulated Depreciation        ( 7,302,577)
        Property - Net                       $  2,108,238



3.   INVESTMENT IN REAL ESTATE JOINT VENTURE

The Partnership is involved in a joint venture with DSI Realty Income
Fund IX through which the Partnership has a 30% interest in a mini-storage facility in Aurora, Colorado. Under the terms of the joint venture agreement, the Partnership is entitled to 30% of the profits and losses of the venture and owns 30% of the mini-storage facility as a tenant in common with DSI Realty Income Fund IX, which has the remaining 70% interest in the venture. Summarized income statement information for the nine months ended September 30, 2000, and 1999 is as follows:

                                   2000                    1999
     Revenue                     $583,083                $575,192
     Operating Expenses           290,192                 283,186
     Net Income                  $292,891                $292,006


The Partnership accounts for its investment in the real estate joint venture under the equity method of accounting.

4.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.